EXHIBIT 10.2

GULF ISLAND FABRICATION, INC.
ANNUAL INCENTIVE PROGRAM GUIDELINES

1.
Purpose.  The purpose of the Gulf Island Fabrication, Inc. Annual Incentive Program (the “Program”) is to advance the interests of Gulf Island Fabrication, Inc. (“Gulf Island”) and its subsidiaries (collectively with Gulf Island, the “Company”) by setting general guidelines pursuant to which annual cash incentive awards (“Bonuses” and each a “Bonus”) may be paid to certain designated officers and other key employees of the Company.

2.
Eligibility.  The following officers and other employees of the Company will participate in the Program, with such participation to be overseen by the Compensation Committee of Gulf Island’s Board of Directors (the “Committee”):

(a)	the President and Chief Executive Officer of Gulf Island (the “CEO”);

(b)	the Chief Financial Officer of Gulf Island (the “CFO”);

(c)	the Chief Operating Officer of Gulf Island (the “COO”);

(d)	the Vice President of Business Development of Gulf Island (the “Vice President of Business Development”); and

(e)
certain Vice Presidents and General Managers and such other key employees as the Committee may, from time to time, designate (the “Key Employees,” and together with the CEO, the CFO, the COO and the Vice President of Business Development, the “Covered Employees”).

3.
Administration.  Covered Employees may earn Bonuses determined based on the achievement of specified objectives for a given calendar year as may be determined by the Committee.  Each of the Covered Employees may earn Bonuses not to exceed in total, for a given calendar year, 150% of his or her annual base salary for such calendar year based on the achievement of specified objectives.

4.	Timing of Bonus Payments. Bonuses shall be paid no earlier than January 1 and no later than March 15 of the year following the year for which the Bonus was earned.

5.
Termination of Employment.  In order to be eligible to receive a Bonus for a given calendar year, a Covered Employee must be an employee of the Company on the date Bonuses for such year are determined by the Committee, unless otherwise provided in a written agreement between the Company and the Covered Employee.

6.	Amendment and Termination. The Committee may amend, suspend or terminate all or any portion of the Program upon the approval of Gulf Island’s Board of Directors.

7.	Employee Rights Under the Program. Nothing in the Program shall be construed to:

(a)	grant any officer or employee of the Company any claim or right to participate in the Program;

(b)	limit in any way the right of the Company to terminate a Covered Employee’s employment with the Company at any time; or

(c)	be evidence of any agreement or understanding, express or implied, that the Company will employ a Covered Employee in any particular position or at any particular rate of remuneration.

8.	Taxes. Payment of Bonuses will be subject to applicable payroll taxes and withholdings.

9.	Forfeiture of Bonus. Each Bonus paid under the Program is subject to the following provisions:

(a)
If a Covered Employee engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated or (ii) results in an increase of the Covered Employee’s Bonus, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between any Bonus that was awarded or paid to such Covered Employee for the three-year period following such conduct and the Bonus that would have been paid based on the restated financial statements or absent the increase described in part (ii).  With respect to conduct described in part (i), the three-year period will commence on the date of the first public filing with the U.S. Securities and Exchange Commission (the “SEC”) of a report containing the financial statements that are required to be restated.

(b)
Each Bonus granted under the Program shall be subject to any additional clawback policies that the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

(c)
The Committee may, in its discretion, require Covered Employees to execute appropriate documentation to reflect the Company’s recovery rights under this Section 9 and each Covered Employee’s obligation to return any recoverable Bonus amount to the Company upon demand.

10.
No Vested Interest or Right.  No Covered Employee has any vested interest or right whatsoever under the Program, and the Company has no obligation to treat Covered Employees identically under the Program.

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